Exhibit 99.1

Genie Energy Announces Second Quarter Results

Reports record second-quarter gross profit, net income and Adjusted EBITDA1

Repurchased 639,000 shares of Class B Common Stock and $2 million of Preferred Stock

Announced formation of Sunlight Energy Investments to invest in commercial, community and utility-scale solar projects

Newark, NJ – August 8, 2022: Genie Energy, Ltd. (NYSE: GNE, GNEPRA), a leading retail energy and renewable energy solutions provider, today announced results for its second quarter ended June 30, 2022.

“The drivers of our record first quarter results carried over into the second quarter, leading to very strong profitability metrics despite the second quarter’s traditional weakness in the US,” said Michael Stein, chief executive officer. “Overall, given the continued market uncertainty, we employed a conservative customer acquisition and retention strategy in our US and international retail operations, allowing us to deliver strong profitability. Our international results were impacted by a mark-to-market increase in the value of our hedge book. Finally, we complemented our strong operational performance by returning $8.8 million in capital to shareholders via repurchases of common and preferred stock and payments of our regular quarterly common and preferred stock dividends.”

Second Quarter 2022 Highlights (versus 2Q21 unless otherwise noted)

●	Revenue decreased 1.8% to $75.0 million;

●	Gross profit increased 218.2% to $67.5 million, and gross margin increased to 89.9% from 27.8%, due in large part to gains related to the international forward hedge book;

●	Income from operations increased to $48.5 million from 4.5 million;

●	Adjusted EBITDA[1] increased to $49.1 million from $5.5 million;

●	GRE generated income from operations and Adjusted EBITDA of $14.4 million and $14.7 million, compared to $5.5 million and $5.8 million, respectively;

●	Net income attributable to GNE common stockholders increased to $33.9 million, and diluted income per share (EPS) increased to $1.30, compared to a $5.0 million and $0.19, respectively;

●	Declared a $0.075 quarterly dividend for class A and B common stockholders;

●	Repurchased 639,000 shares of Class B common stock and redeemed $2 million of preferred stock.

Select Financial Metrics: 2022 versus 2021 as of 6/30/22*

(in $M except for EPS)	2Q22	2Q21	Change		YTD 2022	YTD 2021	Change
Total Revenue	$75.0	$76.4	(1.8)%		$173.6	$183.9	(5.6)%
Genie Retail - US (GRE)	$63.2	$67.0	(5.7)%		$147.0	$157.6	(6.7)%
Electricity	$53.1	$61.9	(14.3)%		$112.4	$135.3	(16.9)%
Natural Gas	$10.1	$5.1	98.7%		$34.6	$22.4	54.7%
Genie Retail - International (GREI)**	$8.1	$7.1	14.6%		$20.7	$21.4	(3.3)%
Electricity	$7.8	$6.8	14.5%		$20.2	$21.0	(4.0)%
Other	$0.3	$0.3	16.8%		$0.5	$0.4	35.1%
Genie Renewables	$3.8	$2.3	61.2%		$5.8	$4.8	20.5%
Gross Margin	89.9%	27.8%	6,217	bps	65.1%	18.4%	4,670	bps
Genie Retail - US (GRE)	45.9%	27.4%	1,857	bps	51.4%	21.1%	3,029	bps
Genie Retail - International (GREI)	465.7%	27.9%	4,3780	bps	174.4%	-6.8%	18,128	bps
Genie Renewables	21.6%	39.4%	(1,774	)bps	23.0%	42.2%	(1,918	)bps
Income (Loss) from Operations	$48.5	$4.5	968.7%		$72.9	$(0.9)	nm
Operating Margin	64.6%	5.9%	5867	bps	42.0%	-0.5%	4251	bps
Net Loss Attributable to Discontinued Operations	—	$(3.2)	nm		—	$(4.3)	nm
Net Income Attributable to GNE Common Stockholders	$33.9	$5.0	577.5%		$51.4	$2.6	1845.2%
Diluted Earnings Per Share	$1.30	$0.19	584.2%		$1.97	$0.10	1870.0%
Adjusted EBITDA[1]	$49.1	$5.5	798.2%		$74.8	$1.1	6823.9%
Cash Flow from (used in) Continuing Operating Activities	$9.2	$3.7	149.2%		$27.6	$(2.0)	NM

nm = not measurable/meaningful

*	Numbers may not add due to rounding

**	Orbit UK has been classified as a discontinued operation and its results excluded from current and historical results

[1]	Adjusted EBITDA for all periods presented is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for an explanation of Adjusted EBITDA, as well as reconciliations to its most directly comparable GAAP measure.

Select Business Metrics: 2022 versus 2021 (as of quarters ended on June 30)**

Units in 1000s	2Q22	2Q21	Change
Retail Performance Metrics:
Retail Customer Equivalents (RCE)	303	384	(21.3)%
Genie Retail - US (GRE)	262	330	(20.4)%
Electricity	185	272	(31.7)%
Natural Gas	77	58	32.2%
Genie Retail - International (GREI)	40	55	(26.7)%
Electricity	40	55	(26.7)%
Natural Gas	—	—	nm
Meters in 1000s units	342	434	(21.4)%
Genie Retail - US (GRE)	280	361	(22.4)%
Electricity	203	292	(30.3)%
Natural Gas	77	69	10.8%
Genie Retail - International (GREI)	62	74	(16.2)%
Electricity	62	74	(16.2)%
Natural Gas	—	—	nm
GRE Average Monthly Churn - Meters
Gross Sales	34	35	(2.8)%
Churn	4.4%	3.8%	66	bps

**	Orbit UK has been classified as a discontinued operation and its results excluded from current and historical results

Segment Highlights

GRE

GRE delivered record second quarter levels of gross profit, income from operations and Adjusted EBITDA highlighted by strong margins in its retail book. Electric per meter consumption declined moderately versus the year-ago quarter but remained solidly above pre-COVID levels. As in prior quarters, GRE moderated its customer acquisition efforts to maximize the value of its portfolio given the ongoing market volatility.

Sequentially, RCEs increased slightly to 263,000 while meters served decreased by 6,000 to 280,000 as of June 30, 2022. Average monthly churn increased to 4.4% from 3.8% in the year ago quarter and decreased from 4.5% in the first quarter of 2022.

GRE will continue to monitor the retail energy markets for customer acquisiton opportunities. As volatility either moderates or becomes more palatable to customers, GRE expects to recalibrate its customer acquisition and retention programs to generate growth in the customer book.

GREI

Energy price volatility in Europe resulted in mark-to-market gains in our forward hedge book of $35.8 million. After the quarter close, GREI took initial steps to optimize its forward position. The company has sold its Swedish book of approximately 6,000 meters and is evaluating additional actions for the remaining customers.

Genie Renewables

Genie continued building solar projects for large commercial customers and is on track to continue recognizing additional revenue from its current backlog of projects. The company made strides in the community solar and utility scale solar space as well, and expects to share more about these verticals in Q3. Q2 revenue strength came from the segment’s CityCom Solar business which markets community solar energy solutions.

Balance Sheet and Cash Flow Highlights

On June 30, 2022, Genie Energy reported $239.2 million in total assets, including $67.2 million in cash, restricted cash and marketable equity securities. Liabilities totaled $86.0 million, and working capital (current assets less current liabilities) totaled $125.8 million. Non-current liabilities were $10.7 million.

During the quarter ended June 30, 2022, net cash provided by operating activities was $9.2 million compared to $4.1 million a year ago.

Strategic Update and Commentary on the Balance of 2022

Michael Stein commented, “In light of the continued volatility in energy markets as well as global economic and political uncertainty, we took steps to enhance our position through the sale of our Swedish book of business to another market participant. We are continuing to evaluate ways in which to reduce our obligations in Europe and will provide further updates on our third-quarter earnings call.

“We also recently announced a significant expansion of our solar strategy, transforming Genie into a developer and financier of commercial, community and utility-scale solar projects. To facilitate equity financing, we formed Sunlight Energy Investments with Genie as the general partner. Sunight Energy will seek to participate in projects originated by both Genie and by other solar developers, and will bring in other investors to participate alongside Genie.

“Looking ahead to the remainder of 2022, we anticipate that energy price volatility will continue to impact our domestic retail provider business in the near term. Until we return to a normalized environment, we will focus on maximizing margins and cash flow while moderating our investment in customer acquisition.”

Trended Financial Information:*

(in $M except for EPS, RCE and Meters)	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	2020	2021	YTD 2022
Total Revenue	$107.5	$76.4	$95.1	$84.7	$98.5	$75.0	$356.9	$363.7	$173.6
Genie Retail - US (GRE)	$90.7	$67.0	$86.3	$67.9	$83.9	$63.2	$304.4	$311.8	$147.0
Electricity	$73.4	$61.9	$82.8	$54.9	$59.4	$53.1	$270.9	$273.0	$112.4
Natural Gas	$17.3	$5.1	$3.5	$12.9	$24.5	$10.1	$33.6	$38.8	$34.6
Genie Retail - International (GREI)**	$14.3	$7.1	$7.5	$15.5	$12.6	$8.1	$27.3	$44.4	$20.7
Electricity	$14.2	$6.8	$7.1	$15.2	$12.4	$7.8	$26.6	$43.3	$20.2
Other	$0.1	$0.3	$0.4	$0.3	$0.2	$0.3	$0.6	$1.1	$0.5
Genie Renewables	$2.5	$2.3	$1.3	$1.3	$2.0	$3.8	$25.2	$7.5	$5.8
Gross Margin	11.8%	27.8%	43.5%	34.9%	46.2%	89.9%	26.6%	28.8%	65.1%
Genie Retail - US (GRE)	16.5%	27.4%	39.6%	34.5%	55.5%	45.9%	29.0%	29.1%	51.4%
Genie Retail - International (GREI)	-23.9%	27.9%	91.0%	37.8%	-12.4%	465.7%	16.6%	25.2%	23.0%
Genie Renewables	44.9%	39.4%	34.0%	21.5%	25.7%	21.6%	8.8%	37.1%	37.1%
Income (loss) from Operations	$(5.5)	$4.5	$23.3	$10.7	$24.4	$48.5	$21.9	$33.1	$72.9
Operating Margin	(5.1)%	5.9%	24.5%	12.7%	24.8%	64.6%	6.1%	9.1%	42.0%
Net Income (Loss) Attributable to Discontinued Operations	$(1.1)	$(3.2)	$(16.4)	$26.3	—	—	$0.8	$5.5	—
Net Income (Loss) Attributable to GNE Common Stockholders	$(2.4)	$5.0	$(2.7)	$29.2	$17.5	$33.9	$11.7	$29.1	$51.4
Diluted Earnings (Loss) Per Share	$(0.09)	$0.19	$(0.11)	$1.12	$0.67	$1.30	$0.44	$1.11	$1.97
Adjusted EBITDA	$(4.4)	$5.5	$24.2	$12.5	$25.7	$49.1	$27.4	$37.7	$74.8
Retail Performance Metrics:
Retail Customer Equivalents (RCE) in 1000s	400	384	383	301	298	303	389	301	303
Genie Retail - US (GRE)	347	330	336	260	260	263	337	260	263
Electricity	291	272	276	189	182	185	284	189	185
Natural Gas	56	58	60	71	78	77	53	71	77
Genie Retail - International (GREI)	53	55	46	40	38	40	51	40	40
Electricity	53	55	46	40	38	40	51	40	40
Natural Gas	—	—	—	—	—	—	—	—	—
Meters in 1000s units	447	434	428	352	347	342	441	352	342
Genie Retail - US (GRE)	373	361	361	285	286	280	368	285	280
Electricity	308	292	289	210	209	203	303	210	203
Natural Gas	65	69	72	75	78	77	65	75	77
Genie Retail - International (GREI)	74	74	67	67	61	62	73	67	62
Electricity	74	74	67	67	61	62	73	67	62
Natural Gas	—	—	—	—	—	—	—	—	—
GRE Meter Data
Gross Sales	62	35	47	33	44	34	212	177	79
Churn***	4.9%	3.8%	4.0%	6.2%	4.5%	4.4%	4.4%	4.7%	4.5%

nm = not measurable/meaningful

*	Numbers may not add due to rounding

**	Orbit UK has been classified as a discontinued operation and its results excluded from current and historical results

***	Excludes expiration of low margin aggregation deals

Dividend on Genie Energy Common Stock

Genie Energy’s Board of Directors has declared a dividend of $0.075 per share of Class A and Class B common stock with a record date of August 18, 2022. The dividend will be paid on or about August 26, 2022. The distribution will be treated as an ordinary dividend for income tax purposes.

Earnings Announcement and Supplemental Information

At 8:30 AM Eastern today, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook, and strategy. The call will begin with management’s remarks followed by Q&A with investors.

To participate in the conference call, dial 1-888-506-0062 (toll-free from the US) or +1-973-528-0011 (international) and provide the following participant access code: 955827.

Approximately three hours after the call, a call replay will be accessible by dialing 1-877-481-4010 (toll-free from the US) or +1-919-882-2331 (international) and providing the replay passcode: 46224. The replay will remain available through August 22, 2022. A recording of the call also will be available for playback on the “Investors” section of the Genie Energy website.

About Genie Energy Ltd.

Genie Energy Ltd., (NYSE: GNE, GNEPRA) is a provider of energy services. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Retail Energy International division supplies customers in selected markets in Europe. Genie Renewables comprises Genie Solar Energy, a provider of end-to-end customized solar solutions primarily for commercial customers, Diversegy, a commercial energy consulting business, CityCom Solar, a provider of community solar energy solutions and Genie’s interest in Prism Solar, a supplier of solar panels and solutions. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Brian Siegel IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

brian@haydenir.com

GENIE ENERGY LTD.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	June 30, 2022	December 31, 2021
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$61,093	$95,492
Restricted cash—short-term	5,658	6,657
Marketable equity securities	490	1,336
Trade accounts receivable, net of allowance for doubtful accounts of $4,480 and $6,365 at June 30, 2022 and December 31, 2021, respectively	43,881	52,357
Inventory	16,043	17,720
Prepaid expenses	6,843	4,994
Other current assets	48,392	21,789
Current assets of discontinued operations	18,680	—
Total current assets	201,080	200,345
Property and equipment, net	347	297
Goodwill	11,617	11,755
Other intangibles, net	3,408	3,648
Deferred income tax assets, net	4,581	4,259
Other assets	18,202	9,161
Total assets	$239,235	$229,465
Liabilities and equity
Current liabilities:
Trade accounts payable	26,188	33,554
Accrued expenses	33,771	39,523
Income taxes payable	10,903	9,792
Due to IDT Corporation, net	148	532
Other current liabilities	4,311	2,125
Current liabilities of discontinued operations	—	30,766
Total current liabilities	75,321	116,292
Other liabilities	10,660	2,384
Total liabilities	85,981	118,676
Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,087 and 2,322 shares issued and outstanding at June 30, 2022 and December 31, 2021	17,743	19,743
Class A common stock, $0.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at June 30, 2022 and December 31, 2021	16	16
Class B common stock, $0.01 par value; authorized shares—200,000; 26,712 and 26,620 shares issued and 24,055 and 24,615 shares outstanding at June 30, 2022 and December 31, 2021, respectively	267	266
Additional paid-in capital	144,818	143,249
Treasury stock, at cost, consisting of 2,657 and 2,005 shares of Class B common stock at June 30, 2022 and December 31, 2021	(18,519)	(14,034)
Accumulated other comprehensive income	1,123	3,160
Retained earnings (accumulated deficit)	18,361	(29,115)
Total Genie Energy Ltd. stockholders’ equity	163,809	123,285
Noncontrolling interests	(10,555)	(12,496)
Total equity	153,254	110,789
Total liabilities and equity	$239,235	$229,465

GENIE ENERGY LTD.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands, except per share data)
Revenues:
Electricity	$60,832	$68,681	$132,616	$156,294
Natural gas	10,098	5,082	34,601	22,362
Other	4,096	2,616	6,337	5,214
Total revenues	75,026	76,379	173,554	183,870
Cost of revenues	7,552	55,171	60,539	150,008
Gross profit	67,474	21,208	113,015	33,862
Operating expenses and losses:
Selling, general and administrative (i)	18,998	16,672	40,107	34,790
Income (loss) from operations	48,476	4,536	72,908	(928)
Interest income	48	10	65	20
Interest expense	(52)	(103)	(102)	(212)
Unrealized (loss) gain on marketable equity securities and investments	(146)	2,915	(799)	7,022
Gain on sale of subsidiary	—	4,226	—	4,226
Other (loss) income, net	(372)	39	(869)	447
Income before income taxes	47,954	11,623	71,203	10,575
Provision for income taxes	(10,581)	(3,143)	(17,094)	(3,679)
Net income from continuing operations	37,373	8,480	54,109	6,896
Loss from discontinued operations, net of taxes	—	(3,195)	—	(4,305)
Net income	37,373	5,285	54,109	2,591
Net income (loss) attributable to noncontrolling interests	2,894	(82)	1,741	(790)
Net income attributable to Genie Energy Ltd.	34,479	5,367	52,368	3,381
Dividends on preferred stock	(624)	(370)	(994)	(740)
Net income attributable to Genie Energy Ltd. common stockholders	$33,855	$4,997	$51,374	$2,641

Amounts attributable to Genie Energy Ltd. common stockholders
Income from continuing operations	$33,896	$8,192	$51,374	$6,946
Loss from discontinued operations	—	(3,195)	—	(4,305)
Net income attributable to Genie Energy Ltd. common stockholders	$33,896	$4,997	$51,374	2,641

Earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic:
Income from continuing operations	$1.33	$0.31	$2.01	$0.27
Loss from discontinued operations	—	(0.12)	—	(0.17)
Net income attributable to Genie Energy Ltd. common stockholders	$1.33	$0.19	$2.01	$0.10
Diluted
Income from continuing operations	$1.30	$0.31	$1.97	$0.26
Loss from discontinued operations	—	(0.12)	—	(0.16)
Net income attributable to Genie Energy Ltd. common stockholders	$1.30	$0.19	$1.97	$0.10

Weighted-average number of shares used in calculation of earnings per share:
Basic	25,463	25,804	25,613	25,903
Diluted	26,070	26,227	26,088	26,446

Dividends declared per common share	$0.075	$—	$0.150	$—
(i) Stock-based compensation included in selling, general and administrative expenses	$730	$559	$1,570	$1,148

GENIE ENERGY LTD.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2022	2021
	(in thousands)
Operating activities
Net income	$54,109	$2,591
Net loss from discontinued operations, net of tax	—	(4,305)
Net income from continuing operations	54,109	6,896
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	532	696
Deferred income taxes	7,019	2,972
Provision for doubtful accounts receivable	1,301	1,092
Unrealized loss (gain) marketable equity securities and investment	799	(7,022)
Stock-based compensation	1,570	1,148
Equity in the net loss (income) in equity method investees	249	(164)
Gain on sale of subsidiaries	—	(4,226)
Change in assets and liabilities:
Trade accounts receivable	7,175	(621)
Inventory	1,677	1,277
Prepaid expenses	(1,849)	(1,211)
Other current assets and other assets	(34,212)	(3,387)
Trade accounts payable, accrued expenses and other current liabilities	(11,546)	(170)
Due to IDT Corporation	(384)	47
Income taxes payable	1,111	625
Net cash provided by (used in) operating activities of continuing operations	27,551	(2,048)
Net cash used in discontinued operations	—	(3,824)
Net cash provided by (used in) operating activities	27,551	(5,872)
Investing activities
Capital expenditures	(60)	(80)
Proceeds from the sale of subsidiary, net of cash disposed	—	4,550
Investment in notes receivables with related party	(1,388)	—
Purchase of marketable equity securities and other investment	(800)	(1,000)
Repayment of notes receivable	19	13
Net cash (used in) provided by investing activities of continuing operations	(2,229)	3,483
Net cash used in investing activities of discontinued operations	(49,446)	—
Net cash (used in) provided by investing activities	(51,675)	3,483
Financing activities
Dividends paid	(4,669)	(740)
Repurchases of Class B common stock from employees	(71)	—
Repurchase of Class B common stock	(4,414)	(2,435)
Redemption of preferred stock	(2,000)	—
Net cash used in by financing activities	(11,154)	(3,175)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(120)	(54)
Net decrease in cash, cash equivalents, and restricted cash	(35,398)	(5,618)
Cash, cash equivalents, and restricted cash (including discontinued operations) at beginning of period	102,149	43,184
Cash, cash equivalents and restricted cash (including discontinued operations) at end of the period	66,751	37,566
Less: Cash of discontinued operations at end of period	—	1,906
Cash, cash equivalents, and restricted cash (excluding discontinued operations) at end of period	$66,751	$35,660

Reconciliation of Non-GAAP Financial Measure for the Second Quarter 2022

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy disclosed Adjusted EBITDA on a consolidated basis and for its Genie Retail Energy segment. Adjusted EBITDA is a non-GAAP measure.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of consolidated Adjusted EBITDA starts with net income and adds back interest, taxes, depreciation, amortization, stock-based compensation and impairment of assets and subtracts out equity in the net loss of equity method investees, net. Genie Energy’s measure of segment level Adjusted EBITDA starts with income (loss) from operations, and adds back depreciation, amortization, stock-based compensation and subtracts out impairment of assets and equity in the net loss of equity method investees, net.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, revenue, gross profit, income from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Management believes that Genie Energy’s measure of Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or GRE’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision-making.

Management also uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this non-GAAP financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance. Therefore, the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA as well as the GAAP measures revenue, gross profit, and income (loss) from operations, as well as net income (loss), on a consolidated level to facilitate internal and external comparisons to Genie Energy’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Genie Energy’s operating results exclusive of depreciation and amortization are therefore useful indicators of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Impairment of goodwill is a component of (loss) income from operations that is excluded from the calculation of Adjusted EBITDA. The impairment of goodwill is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie Energy’s continuing operations.

Following are the reconciliations of Adjusted EBITDA on a consolidated basis to its most directly comparable GAAP measure. Adjusted EBITDA is reconciled to net income for Genie Energy on a consolidated basis and for the Genie Retail Energy (GRE) segment.

Non-GAAP Reconciliation - Adjusted EBITDA for Genie Energy Ltd.

	Q121	Q221	Q321	Q421	1Q22	2Q22	2020	2021	YTD 22
Income (loss) from Operations	$(5.5)	$4.5	$23.3	$10.7	$24.4	$48.5	$21.9	$33.1	$72.9
Add back
Depreciation and Amortization	$0.4	$0.3	$0.3	$0.3	$0.3	$0.2	$3.0	$1.3	$0.5
Non-Cash Compensation	$0.6	$0.6	$0.5	$1.3	$0.8	$0.7	$1.1	$2.9	$1.6
Impairment	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$1.4	$0.0	$0.0
Equity in the Loss of AMSO/GEUK	$0.1	$0.1	$0.1	$0.2	$0.1	$(0.4)	$0.1	$0.4	$(0.2)
Adjusted EBITDA	$(4.4)	$5.5	$24.2	$12.5	$25.7	$49.1	$27.4	$37.7	$74.8

Non-GAAP Reconciliation Adjusted EBITDA for GRE

(in millions)	Q122	Q222	YTD 22
Income (loss) from Operations	$30.2	$14.4	$44.6
Add back
Depreciation and Amortization	$0.1	$0.1	$0.2
Stock-based Compensation	$0.2	$0.2	$0.4
Impairment	$0.0	$0.0	$0.0
Equity in the income of equity method investee	$0.0	$0.0	$0.0
Adjusted EBITDA	$30.5	$14.7	$45.2

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